RARITAN FINANCIAL INFORMATION FOR YEAR ENDED DECEMBER 31, 1997,
                   PREVIOUSLY FILED AS PART OF EXHIBIT 13 TO
     RARITAN'S ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 1997.

Management's discussion and analysis

GENERAL
       Raritan Bancorp Inc. (the "Corporation") is a bank holding company for The Raritan Savings Bank (the "Bank"). The principal business of the Corporation consists of the business of the Bank. The Bank is a New Jersey-chartered stock savings bank with offices in Raritan, Bridgewater, Manville, Martinsville, Somerville, Warren and Whitehouse Station, New Jersey.
       Effective August 1, 1996, the Manville Savings Bank, SLA ("Manville") was merged with, and into, the Bank pursuant to a merger agreement. As part of the merger, 186,894 common shares of the Corporation were issued. Proceeds from the issuance of these shares totaled $2.0 million. The transaction was accounted for using the purchase method of accounting. Negative goodwill totaling $746,000 was recorded and is being accreted to income over a period of five years using the straight-line method. Net loans and deposits acquired totaled $11.9 million and $12.5 million, respectively.
       At December 31, 1997, the Corporation had total assets of $408.3 million compared to $375.4 million at December 31, 1996, an increase of 8.8%.
       Securities available-for-sale plus investment securities, net (comprised of United States Treasury securities, obligations of U.S. government agencies, obligations of states and political subdivisions, and mortgage-backed securities issued by Federal agencies) decreased $8.9 million, or 9.0%, to $90.3 million at December 31, 1997. Net loans increased $32.3 million, or 13.9%, to $264.4 million at December 31, 1997. Of $62.1 million of mortgage disbursements, $2.8 million was of a fixed-rate nature, while the balance of $59.3 million was adjustable rate or of short-term nature. Consumer and commercial lending disbursements totaled $35.5 million for 1997 and consisted primarily of loans which are tied to the prime lending rate and are of a short-term nature.
       Non-performing loans (over 90 days delinquent) and real estate acquired by foreclosure totaled $945,000, or 0.4% of total net loans and real estate acquired by foreclosure at December 31, 1997, compared to $1,420,000, or 0.6% of total net loans and real estate acquired by foreclosure at December 31, 1996.
       During the year ended December 31, 1997, the Bank provided $600,000 to the allowance for loan losses, compared to $450,000 a year earlier. The increased provision was in response to a growing diversified loan portfolio.
       The following table provides a summary of the Corporation's non-performing loans and real estate acquired by foreclosure at December 31, 1997:

--------------------------------------------------------------------------------
                                                 Number of Loans         Amount
--------------------------------------------------------------------------------
                                                                  (in thousands)
First mortgage loans                                           6           $569
Second mortgage loan                                           1             54
Consumer loan                                                  1             11
Loans with modified terms                                      2            177
Matured loan                                                   1             94
--------------------------------------------------------------------------------
Total non-performing loans                                    11            905
Real estate acquired by foreclosure
     (included in Other Assets)                                1             40
--------------------------------------------------------------------------------
                                                              12           $945
--------------------------------------------------------------------------------

       Of the eleven non-performing loans, ten ($894,000) are secured by real estate, and one ($11,000) is unsecured.
       Based on a review of all non-performing loans and "watch list" loans (loans on the "watch list" include performing loans rated substandard and special mention at December 31, 1997), a specific allowance of $1,150,000 has been allocated to such loans, together with a general allowance of $2,155,000 on the remaining loan portfolio taken as a whole. During 1997, the Bank charged off $410,000 of loans, compared to $380,000 in the previous year. At December 31, 1997, the ratio of the allowance for loan losses to non-performing loans was 365.2%.
       During the year, management reviews, on a quarterly basis, the overall adequacy of the allowance for loan losses based on an evaluation of the risk characteristics of the loan portfolio both on potential individual problem loans, and on the aggregate loan portfolio taken as a whole. Such factors as the financial condition of the borrower, the fair value of the underlying collateral and other items which, in management's opinion, deserve recognition in estimating the adequacy of the allowance for loan losses are evaluated.
       The provision for loan losses for the years ended December 31, 1997, 1996 and 1995 was $600,000, $450,000 and $300,000 respectively. The increasing provisions are the results of responding to a growing diversified loan portfolio.
       In addition, there are no potential problem loans not included in non-performing assets which causes management to have serious doubts as to the ability to comply with the present loan repayment terms, and which require disclosure as non-performing loans, or which management believes will materially affect future

                                             Raritan Bancorp Inc. and Subsidiary

operating results, liquidity or capital resources.
       Deposits grew to $337.1 million at December 31, 1997 from $331.2 million at December 31, 1996. Deposit outflows, net of interest credited of $13.6 million, totaled $7.7 million.
       Shareholders' equity totaled $30.9 million, or $13.01 per share, at December 31, 1997, compared to $28.3 million, or $12.45 per share, at December 31, 1996. The increase is the result of net income totaling $3,908,000 for the year ended December 31, 1997, together with a decrease of $51,000 in the ESOP debt, a $165,000 increase in the fair value adjustment of securities available-for-sale, plus $613,000 from the issuance of 132,863 common treasury shares for stock options, and the $53,000 amortization of a restricted stock award, net of related taxes, partially offset by dividends paid to shareholders of $1,123,000 and the repurchase of 49,112 shares of the Corporation's common stock for $1,061,000.

COMPARISON OF YEARS ENDED
DECEMBER 31, 1997 AND 1996

INTEREST INCOME: Total interest income increased in 1997, on a fully-taxable basis, to $27.7 million, an increase of $2.7 million, or 10.8%, from $25.0 million in 1996. The increase is primarily the result of an increase in average interest-earning assets to $364.1 million from $335.7 million for the prior year, together with an increase in the average yield to 7.60% from 7.43% a year earlier. The increase in loan disbursement volume was responsible for the increase in net interest income. Funding for earning assets came from loan and securities repayments and borrowings.
       Interest income for 1997 was also affected by the loss of interest income on non-performing loans and real estate acquired by foreclosure. When a loan becomes more than ninety days delinquent, the Corporation discontinues the accrual of interest income and deducts interest income on that loan which had previously been accrued into interest income for such period of time. The loss of interest on loans charged-off, non-performing loans and real estate acquired by foreclosure was approximately $94,000, for 1997. In addition, during April, 1997, $6.9 million of mortgage-backed securities (classified as available-for-sale) with a weighted average yield of 7.08% were sold with the proceeds invested in a $7,200,000 corporate-owned life insurance policy whose increase in cash surrender value is being reflected in service charges and other income in the accompanying Consolidated Statements of Income.

INTEREST EXPENSE: Interest expense increased $1.7 million, or 13.0% to $14.5 million in 1997, from $12.9 million in 1996 primarily as the result of an increase in average borrowings (FHLB advances and agreements to repurchase the same securities) to $16.1 million from $305,000 a year earlier, in addition to an overall 16 basis point increase in the cost of interest-bearing liabilities.

NET INTEREST INCOME: The net interest income results of the Corporation depend upon the interest rate spread between the average yield earned on its loan and investment portfolios and the average rate paid on its deposit accounts and borrowings.
       Net interest income on a fully-taxable equivalent basis of $13.2 million for the year ended December 31, 1997 increased $1.1 million from $12.1 million for 1996. As shown by the tables on pages 14 and 15, net interest income increased primarily as a result of a 4.6% increase in average net earning assets (primarily the net increase in the loan portfolio) to $38.6 million from $36.9 million a year earlier. The increased volume in average net earning assets together with a one basis point increase in the net yield on average interest-earning assets resulted in the 8.7% increase in net interest income (on a fully- taxable equivalent basis).
       Net interest for 1997 was also affected by the aforementioned sale of $6.9 million of mortgage-backed securities which reduced net interest income by approximately $300,000.
       Changes in net interest income generally occur because of fluctuations in the balances and/or composition of interest-earning assets and interest-bearing liabilities and changes in their corresponding interest yields and costs. In periods of rising rate environments, short-term interest-bearing deposits reprice more rapidly than interest-earning assets (particularly loans) of a variable rate nature whose rates are tied to indices. These earning assets generally lag increases in market interest rates. The converse is generally true in periods of falling interest rates as shorter-term interest-bearing deposits reprice downward more rapidly than variable rate loans tied to indices.
       The provision for loan losses for 1997 was $600,000 compared to $450,000 for 1996. As described above, the increased provision for 1997 was in response to a growing diversified loan portfolio. The provision was considered sufficient based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb any potential losses.

                Management's discussion and analysis continued

OTHER INCOME: Service charges and other income increased $236,000 or 32.8%, primarily as a result of the full effect of the $193,000 increase in the cash surrender value of the aforementioned corporate-owned life insurance. Gain on the sale of the aforementioned $6.9 million mortgage-backed securities (classified as available-for-sale) totaled $78,000. In addition, other securities classified as available-for-sale totaling $6,013,000 were called at a gross gain of $16,000.

OPERATING EXPENSES: Operating expenses for the year ended December 31, 1997 increased $41,000 or 0.6%, to $7.5 million from $7.4 million a year earlier. Salaries and employee benefits increased $487,000 or 13.0%, to $4.2 million from $3.7 million a year earlier. The full impact of the addition of five employees as a result of the Manville Savings Bank merger and acquisition in August, 1996, together with normal cost of living and merit adjustments contributed to the increase. Occupancy expense increased to $45,000, or 6.0%, to $798,000 from $753,000 in 1996. Included in 1997 are expenses of approximately $50,000 which pertain to the Corporation's new corporate headquarters which became operational in December, 1997. The FDIC insurance premium decreased $491,000 to $80,000 for 1997 compared to $571,000 a year earlier as a result of $436,000 charge during the third quarter of 1996 which represented a one-time assessment to recapitalize the Savings Association Insurance Fund. Also as a result, this recapitalization assessed a lower FDIC premium rate for the Bank beginning in 1997. Other operating expenses increased $25,000 or 1% to $2.34 million for 1997 compared to $2.32 million for 1996. Primary contributors to increasing operating expenses for 1997 were furniture, fixtures and equipment expenses, consultant and advertising expenses. Primary contributors to decreasing operating expenses were a full year's effect of negative goodwill accretion pertaining to the previously mentioned Manville Savings Bank merger and acquisition, and a decrease in legal expenses and supervisory exam fees. In addition during the second quarter of 1996 there was a $200,000 reversal of an expense accrual.

INCOME TAX EXPENSE: Income taxes increased $386,000 to $2.2 million in 1997 from $1.8 million for the prior year. Increases and decreases are basically direct functions of the Corporation's pretax income.

COMPARISON OF YEARS ENDED
DECEMBER 31, 1996 AND 1995

INTEREST INCOME: Total interest income increased in 1996, on a fully-taxable basis, to $25.0 million, an increase of $1.5 million, or 6.4%, from $23.5 million in 1995. The increase is primarily the result of an increase in average interest-earning assets to $335.7 million from $318.0 million for the prior year, together with an increase in the average yield to 7.43% from 7.39% a year earlier. The increase in loan disbursement volume was responsible for the increase in net interest income. Funding for earning assets came primarily from loan and securities repayments.

       Interest income for 1996 was also affected by the loss of interest income on non-performing loans and real estate acquired by foreclosure. The loss of interest on loans charged-off, non-performing loans and real estate acquired by foreclosure was approximately $142,000, for 1996.

INTEREST EXPENSE: Interest expense decreased $150,000, or 1.2% to $12.9 million in 1996, from $13.0 million in 1995 primarily as the result the decrease in average borrowings (primarily agreements to repurchase the same securities) to $305,000 from $4,655,000 a year earlier, in addition to a 25 basis point decrease in the cost of interest-bearing liabilities, partially offset by an overall increase of $17.5 million in the average balances due to depositors.

NET INTEREST INCOME: Net interest income on a fully-taxable equivalent basis of $12.1 million for the year ended December 31, 1996 increased $1.6 million from $10.5 million for 1995. As shown by the tables on pages 14 and 15, net interest income decreased primarily as a result of a 14.4% increase in the average net earning assets (primarily the net increase in the loan portfolio) to $36.9 million from $32.2 million a year earlier. The increased volume in average net earning assets together with the thirty basis point increase in the net yield on average interest-earning assets resulted in the 15.5% increase in net interest income (on a fully-taxable equivalent basis).
       The provision for loan losses for 1996 was $450,000 compared to $300,000 for 1995. The increase was in response to a growing and diversified loan portfolio.

OTHER INCOME: Serving charges and other income increased 19.4% primarily as a result from the upward repricing of certain services relating to deposit products which was effective in mid-1995. During 1996, an obligation of a state and political subdivision which was classified as available-for-sale in the amount of $50,000 was called at a gross gain of $1,000.

                                             Raritan Bancorp Inc. and Subsidiary

OPERATING EXPENSES: Other expenses for the year ended December 31, 1996 increased $830,000, or 12.6%, to $7.4 million from $6.6 million a year earlier. Salaries and employee benefits increased to $326,000, or 9.6%, to $3.7 million from $3.4 million a year earlier. The addition of five employees from the Manville merger and acquisition together with normal merit and cost of living increases contributed to the increase, together with a $175,000 ESOP contribution, partially offset by a reduction in health insurance premiums. Occupancy expenses increased $104,000, or 16.0%, to $753,000 from $649,000 in 1995. The increase results primarily from the rent expense associated with the new Manville branch office. Unanticipated snow removal expenses during the first quarter of 1996 also contributed to the increase. The Federal Deposit Insurance Corporation ("FDIC") insurance premium increased $145,000, or 34.0%, to $571,000 in 1996 from $426,000 a year earlier. On September 30, 1996, Federal legislation was enacted which imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") insured deposits, including approximately $83.0 million in "Oakar" and "Sasser" deposits held by the Bank, to recapitalize the SAIF and spread the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The Bank took a pre-tax charge of $436,000 as a result of this special assessment. Net cost of operation of other real estate increased $191,000 to $51,000 in 1996 from a credit balance of $140,000 in 1995. The 1995 balance included a $218,000 balance in the allowance for losses on real estate acquired by foreclosure which was eliminated and credited to the net cost of operation of real estate. Other operating expenses increased $64,000 to $2.3 million in 1996 as a result of increases in outside services, legal fees, consulting fees, supervisory examination and outside audit fees, marketing fees and office supplies.

INCOME TAX EXPENSE: Income taxes increased $271,000 to $1.8 million in 1996 from $1.5 million for the prior year. Increases and decreases are basically direct functions of the Corporation's pretax income.


MARKET RISK-ASSET/LIABILITY MANAGEMENT
       When used or incorporated by reference in disclosure documents, the words "anticipate," "expect," "project," "target," "goal" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the document. The Corporation expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Corporation's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
       The primary market risk faced by the Corporation is interest rate risk. The Corporation's senior management monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. A primary purpose of the Corporation's asset and liability management is to manage interest rate risk to effectively invest the Corporation's capital and to preserve the value created by its core business operations. As such, certain management monitoring processes are designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.
       The Corporation's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Corporation's change in NPV in the event of hypothetical changes in interest rates and interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Bank's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits.
       In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of mortgage loans, consumer loans and commercial loans which are of an adjustable-rate nature, or tied to the prime lending rate. These loans are retained by the Bank for its portfolio.

                Management's discussion and analysis continued

     Interest rate sensitivity analysis is used to measure the Corporation's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained one hundred to two hundred basis points increase or decrease in the market interest rates. The following table presents the Corporation's projected change in NPV for the various rate shock levels of December 31, 1997. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Corporation has no trading securities.

- ------------------------------------------------------------------------------
Change in                                                       Actual
Interest             Market Value of            Actual         Percent
Rates               Portfolio Equity            Change          Change
- ------------------------------------------------------------------------------
                                (in thousands)

200 basis
point rise                   $24,650          $(11,918)            (33)%

100 basis
point rise                    30,781            (5,787)            (16)

Base Scenario                 36,568                                --

100 basis point
decline                       40,849             4,281              12

200 basis point
decline                       44,391             7,823              21
- ------------------------------------------------------------------------------

The preceding table indicates that at December 31, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, the Corporation's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing market interest rates, the Corporation's NPV would be expected to increase.
       The NPV is based on the net present value of estimated discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources as of December 31, 1997, with adjustments made to reflect the shift in the Treasury yield curve as appropriate.
       Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.
       Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented, should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of the Corporation's primary loan products, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Corporation's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of interest rate increases.
       In addition, the Corporation uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. The Corporation's one-year cumulative gap is a negative $35.6 million or 8.7% of the Corporation's total assets of $408.3 million at December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES
     The Corporation's liquidity is a measure of its ability to fund loans and withdrawal of deposits in a cost-effective manner. The corporation's principal sources of funds are deposits, scheduled amortization

                                             Raritan Bancorp Inc. and Subsidiary

and prepayment of loan principal, maturities and principal repayments of securities and funds provided by operations. At December 31, 1997, the Corporation's liquid assets (cash and investment securities maturing in one year or less) totaled $38.2 million which represents 9.4% of total assets.
       The Corporation's main liquidity demands come from loan disbursements which totaled $97.6 million. At December 31, 1997 outstanding commitments to extend credit totaled $46.6 million. Management believes that the Corporation has adequate sources of liquidity to fund these commitments.
       Both the Corporation and the Bank are subject to regulatory capital requirements mandated by the Federal Reserve Board (FRB) and the Federal Deposit Insurance Corporation (FDIC), respectively. Both are required to maintain minimum capital requirements, defined by both the FRB and FDIC as risk-based capital (Tier 1 and Total and leverage capital ratio).
       The following chart presents the minimum capital requirement ratios and actual ratios for both the Corporation and the Bank:

December 31, 1997                             Required    Actual     Excess
- ------------------------------------------------------------------------------
The Corporation:
  Risk-based capital:
    Tier 1                                     4.00%      12.255%     8.255%
    Total                                      8.00       13.507      5.507
  Leverage capital ratio                       4.00        7.330      3.330
The Bank:
  Risk-based capital:
  Tier 1                                       4.00%      12.235%     8.235%
    Total                                      8.00       13.486      5.486
  Leverage capital ratio                       4.00        7.319      3.319

       Management is not aware of any known trends, events or uncertainties that will have, or that are reasonably likely to have a material effect on the Corporation's liquidity, capital resources or operations. The Corporation is not aware of any current recommendations by any regulatory authorities, which, if they were to be implemented, would have a material effect on the Corporation's liquidity, capital resources or operations.

IMPACT OF THE YEAR 2000
       The Corporation is conducting a comprehensive review of its computer systems and third party vendors to identity the systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in system failure or miscalculations. The Corporation is devoting the necessary internal and external resources in the development of an implementation plan to address Year 2000. Management anticipates that all Year 2000 initiatives and testing will be completed in a timely manner and will meet all regulatory milestones. Expenditures in future years are not expected to have a material impact on the Corporation.

                Management's discussion and analysis continued

       The following table presents for the periods indicated the total dollar amount of interest income from interest-earning assets and the yields as well as the interest paid on interest-bearing liabilities, expressed in both dollars and rates:
                                             1997                              1996                             1995
- ----------------------------------------------------------------------------------------------------------------------------------
                                 Average                 Yield/    Average                 Yield/    Average                 Yield/
(Dollars in thousands)           Balance   Interest/2/     Cost    Balance   Interest/1/     Cost    Balance   Interest/l/     Cost
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets:
   Loans/2/                     $249,769     $20,852      8.35%   $208,367     $17,317      8.31%   $188,116     $15,631      8.31%
   Taxable investments            92,483       5,597      6.05     111,760       6,798      6.08     120,203       7,270      6.05
Tax-exempt investments               743          77     10.36         767          80     10.43         793          84     10.59
Deposits with banks               21,103       1,149      5.44      14,842         765      5.15       8,878         501      5.64
- ----------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning
       assets                    364,098      27,675      7.60     335,736      24,960      7.43     317,990      23,486      7.39
Non-interest-earning
      assets/3/                   18,597                            13,238                            14,075
- ----------------------------------------------------------------------------------------------------------------------------------
   Total                        $382,695                          $348,974                          $332,065
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
   Transaction accounts/4/       $ 24,148    $   498      2.06%   $ 22,150     $   468      2.11%   $ 19,312     $   437      2.26%
   Savings accounts/5/            119,450      4,299      3.60     114,789       3,921      3.42     119,038       4,718      3.96
Market-rate certificates          165,774      8,786      5.30     161,620       8,442      5.22     142,744       7,548      5.29
Borrowings                         16,082        942      5.86         305          26      8.52       4,655         304      6.53
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
   liabilities                    325,454     14,525      4.46     298,864      12,857      4.30     285,749      13,007      4.55
Non-interest-bearing liabilities   23,664                           22,423                            19,812
Other liabilities                   3,819                            1,153                             1,134
- ----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities              352,937                          322,440                           306,695
- ----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity               29,758                           26,534                            25,370
- ----------------------------------------------------------------------------------------------------------------------------------
   Total                         $382,695                         $348,974                          $332,065
===================================================================================================================================


Net interest income/
  interest rate spread/6/                    $13,150      3.14%                $12,103      3.13%                $10,479      2.84%
===================================================================================================================================
Net earning assets/net
   yield on average
   interest-earning assets/7/    $ 38,644                 3.61%   $ 36,872                  3.60%   $ 32,241                  3.30%
===================================================================================================================================
Ratio of interest-earning
   assets to interest-
   bearing liabilities                                    1.12x                             1.12x                             1.11x
===================================================================================================================================

1. On a fully-taxable equivalent basis. Effective tax rate used was approximately 36%.
2. Loans include non-accruing (i.e. non-performing) loans. Loan fees included in interest income were $234,000, $324,000 and $275,000 for the years ended December 31, 1997, 1996 and 1995, respectively.
3. Included in non-interest-earning assets are corporate-owned life insurance and real estate acquired by foreclosure.
4. Includes NOW and SWEEP accounts.
5. Include money market deposit accounts, regular savings and club accounts, and Prime Performance accounts.
6. Interest rate spread represents the difference between average yield earned on interest-earning assets and average cost of interest-bearing liabilities.
7. Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                             Raritan Bancorp Inc. and Subsidiary

     The following table presents the dollar amount of changes in interest income on a fully taxable basis and interest expense for each major component of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to average balances and average rates for the periods indicated. The variances attributable to simultaneous balance and rate changes have been allocated in proportion to the relationship of the dollar amount change in each category.

                                               Year 1997 compared to 1996                Year 1996 compared to 1995
                                                   Increase/(Decrease)                      Increase/(Decrease)
(In thousands)                            Volume          Rate           Net          Volume         Rate          Net
- ---------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
Loans                                     $3,451         $   84        $3,535         $1,686         $ --        $1,686
Taxable investments                       (1,168)           (33)       (1,201)          (508)          36          (472)
Tax-exempt investments                        (2)            (1)           (3)            (3)          (1)           (4)
Deposits with banks                          339             45           384            303          (39)          264
- ---------------------------------------------------------------------------------------------------------------------------
Total income on interest-earning assets    2,620             95         2,715          1,478           (4)        1,474
- ---------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities:
Transaction accounts                          41            (11)           30             57          (26)           31
Savings accounts                             165            213           378           (165)        (632)         (797)
Market-rate certificates                     215            129           344            993          (99)          894
Borrowings                                   922             (6)          916           (413)         135          (278)
- ---------------------------------------------------------------------------------------------------------------------------
Total expenses on
  interest-bearing liabilities             1,343            325         1,668            472         (622)         (150)
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income                       $1,277         $ (230)       $1,047         $1,006         $618        $1,624
===========================================================================================================================

The following table presents the average yield on interest-earning assets and average cost of interest-bearing liabilities, the interest rate spread, and the net yield on average interest-earnings assets for the years indicated.


Year ended December 31,                                                       1997              1996              1995
- ---------------------------------------------------------------------------------------------------------------------------
Yield on loans                                                                8.35%             8.31%             8.31%
Yield on taxable investments                                                  6.05              6.08              6.05
Yield on tax-exempt investments                                              10.36             10.43             10.59
Yield on deposits with banks                                                  5.44              5.15              5.64
Combined yield on
   interest-earning assets                                                    7.60              7.43              7.39
Cost of transaction accounts                                                  2.06              2.11              2.26
Cost of savings accounts                                                      3.60              3.42              3.96
Cost of market-rate certificates                                              5.30              5.22              5.29
Cost of borrowings                                                            5.86              8.52              6.53
Combined cost of
   interest-bearing liabilities                                               4.46              4.30              4.55
Interest rate spread                                                          3.14              3.13              2.84
Net yield on average
   interest-earning assets                                                    3.61              3.60              3.30
- ---------------------------------------------------------------------------------------------------------------------------

Note: All yields are on a fully-taxable basis assuming an effective income tax rate of approximately 36%

Selected consolidated financial data         Raritan Bancorp Inc. and Subsidiary


(Dollars in thousands, except per share data)
At or for the year ended December 31,                   1997          1996           1995          1994          1993
- ---------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
    Total assets                                    $408,308      $375,393       $354,810      $333,546      $307,332
    Total net loans                                  264,395       232,105        192,590       180,594       162,701
    Securities available-for-sale, at fair value      48,951        47,253         50,547        40,456            --
    Investment securities, net                        41,307        51,919         61,406        86,224       121,074
    Deposits                                         337,084       331,178        315,038       296,166       281,333
    Shareholders' equity                              30,874        28,268         26,348        23,440        22,391

Operating Data:
    Interest and fee income                          $27,647       $24,931        $23,456       $20,892       $20,049
    Interest expense                                  14,525        12,857         13,007         9,992         9,230
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income                               13,122        12,074         10,449        10,900        10,819
    Provision for loan losses                            600           450            300           450         2,290
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision
       for loan losses                                12,522        11,624         10,149        10,450         8,529
- ---------------------------------------------------------------------------------------------------------------------------
    Other income                                       1,049           720            658           702         2,658
    Operating expenses                                 7,464         7,423          6,593         6,721         7,432
- ---------------------------------------------------------------------------------------------------------------------------
    Income before income tax expense and
       cumulative effect of accounting changes         6,107         4,921          4,214         4,431         3,755
    Income tax expense                                 2,199         1,813          1,542         1,577         1,352
    Cumulative effect of accounting changes               --            --             --            --            13
- ---------------------------------------------------------------------------------------------------------------------------
    Net income                                        $3,908        $3,108         $2,672        $2,854        $2,416
- ---------------------------------------------------------------------------------------------------------------------------
    Net income per share (basic)                       $1.66         $1.39          $1.17         $1.26         $1.07
- ---------------------------------------------------------------------------------------------------------------------------
    Net income per share (diluted)                      1.54          1.27           1.09          1.19          1.02
- ---------------------------------------------------------------------------------------------------------------------------
    Cash dividends per common share                     0.47          0.40           0.35          0.31          0.25
- ---------------------------------------------------------------------------------------------------------------------------

Selected Financial Ratios:
    Return on average assets                            1.02%        0.89%           0.80%         0.88%         0.81%
    Return on average equity                           13.13        11.71           10.53         12.33         11.22
    Dividend payout ratio                              30.52        31.50           32.11         26.05         24.51
    Average equity to average assets                    7.78         7.60            7.64          7.14          7.20
    Interest rate spread/1/                             3.14         3.13            2.84          3.19          3.51
    Net yield on average interest-earning assets/1/     3.61         3.60            3.30          3.52          3.79
    Average interest-earning assets to
       average interest-bearing liabilities             1.12x        1.12x           1.11x         1.10x         1.09x
Non-performing assets to total assets                   0.23%        0.38%           0.35%         0.63%         1.17%

/1/ Calculated on a fully-taxable basis.

NOTE: The above figures reflect the effects of the three-for-two stock splits paid in the form of stock dividends on July 1, 1997 and December 1, 1993

Consolidated balance sheets                  Raritan Bancorp Inc. and Subsidiary


(Dollars in thousands, except share data)

December 31,                                                                             1997             1996
- ---------------------------------------------------------------------------------------------------------------------------
Assets
     Cash and due from banks                                                       $    7,316       $    5,453
     Federal funds sold                                                                26,700           27,300
- ---------------------------------------------------------------------------------------------------------------------------
         Total cash and cash equivalents                                               34,016           32,753
- ---------------------------------------------------------------------------------------------------------------------------
     Securities available-for-sale, at fair value                                      48,951           47,253
     Investment securities held-to-maturity, net
         (fair value $40,919 in 1997 and $51,202 in 1996)                              41,307           51,919
     Loans                                                                            267,764          235,474
         Less:
         Unearned income                                                                   64              404
         Allowance for loan losses                                                      3,305            2,965
- ---------------------------------------------------------------------------------------------------------------------------
         Total net loans                                                              264,395          232,105
- ---------------------------------------------------------------------------------------------------------------------------
Banking premises and equipment, net                                                     5,861            3,689
Federal Home Loan Bank of New York stock, at cost                                       2,672            2,672
Accrued interest receivable                                                             2,070            1,947
Other assets                                                                            9,036            3,055
- ---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                $408,308         $375,393
- ---------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
     Due to depositors:
         Interest-bearing                                                            $312,719         $309,569
         Non-interest-bearing                                                          24,365           21,609
- ---------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                               337,084          331,178
- ---------------------------------------------------------------------------------------------------------------------------
     Borrowings                                                                        35,103           10,154
     Accrued interest payable                                                             155               59
     Accrued expenses and other liabilities                                             5,092            5,734
- ---------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                            377,434          347,125
- ---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
     Preferred stock, $.01 par value, 2,000,000 shares authorized; none issued             --               --
     Common Stock, $.01 par value, 3,500,000 shares authorized;
        2,587,412 shares issued at December 31, 1997 and 1996,  2,372,226 shares outstanding at December 31, 1997 and
        2,270,475* shares outstanding at December 31, 1996                                 26               26
     Additional paid-in capital                                                        11,275           11,165
     Retained earnings                                                                 22,133           20,007
     Fair value adjustment of securities available-for-sale, net of tax                   369              204
     Less:  Unallocated common stock acquired by the ESOP                                 103              154
            Unearned resticted stock                                                      230               --
            Cost of common stock in treasury, 215,186 shares at December 31, 1997
              and 316,937* shares at December 31, 1996                                  2,596            2,980
- ---------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                    30,874           28,268
- ---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 14, 15, 16, 17 and 18)
         Total liabilities and shareholders' equity                                  $408,308         $375,393
- ---------------------------------------------------------------------------------------------------------------------------

*Share amounts reflect the effect of the three-for-two stock split paid in the form of a stock dividend on July 1, 1997.

See accompanying notes to consolidated financial statements.

Consolidated statements of income            Raritan Bancorp Inc. and Subsidiary


(Dollars in thousands, except per share data)

Year ended December 31,                                                   1997            1996            1995
- ---------------------------------------------------------------------------------------------------------------------------
Interest Income:
     Interest and fees on real estate loans                            $16,652         $13,475         $12,011
     Interest and fees on other loans                                    4,200           3,842           3,620
     Interest and dividends on securities:
         Taxable                                                         5,597           6,798           7,270
         Tax-exempt                                                         49              51              54
     Interest on deposits in other banks                                 1,149             765             501
- ---------------------------------------------------------------------------------------------------------------------------
         Total interest income                                          27,647          24,931          23,456
- ---------------------------------------------------------------------------------------------------------------------------

Interest Expense:
     Interest on deposit accounts                                       13,583          12,831          12,703
     Interest on borrowings                                                942              26             304
- ---------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                         14,525          12,857          13,007
- ---------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                13,122          12,074          10,449
     Provision for loan losses                                             600             450             300
- ---------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses            12,522          11,624          10,149
- ---------------------------------------------------------------------------------------------------------------------------

Other Income:
     Service charges and other income                                      955             719             602
     Gain on securities transactions, net                                   94               1              56
- ---------------------------------------------------------------------------------------------------------------------------
         Total other income                                              1,049             720             658
- ---------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
     Salaries and employee benefits                                      4,220           3,733           3,407
     Occupancy expense                                                     798             753             649
     FDIC insurance premium                                                 80             571             426
     Net cost of (income from) operation of other real estate               26              51            (140)
     Other operating expenses                                            2,340           2,315           2,251
- ---------------------------------------------------------------------------------------------------------------------------
         Total operating expenses                                        7,464           7,423           6,593
- ---------------------------------------------------------------------------------------------------------------------------
     Income before income tax expense                                    6,107           4,921           4,214
     Income tax expense                                                  2,199           1,813           1,542
- ---------------------------------------------------------------------------------------------------------------------------
Net income                                                            $  3,908        $  3,108        $  2,672
- ---------------------------------------------------------------------------------------------------------------------------
Average number of shares outstanding:
     Basic                                                           2,349,191      2,242,258*      2,277,781*
     Diluted                                                         2,531,981      2,437,694*      2,453,221*
Net income per share:
     Basic                                                               $1.66          $1.39*          $1.17*
     Diluted                                                             $1.54          $1.27*          $1.09*
- ---------------------------------------------------------------------------------------------------------------------------

*These figures reflect the effect of the three-for-two stock split paid in the form of a stock dividend on July 1, 1997.

See accompanying notes to consolidated financial statements.

          Consolidated statements of changes in stockholders' equity

                                             Raritan Bancorp Inc. and Subsidiary

                                                                              Fair value Unallocated
                                                                              adjustment      common
                                                                           of securities       stock
                                                    Additional                available-    acquired   Unearned
(Dollars in thousands,                       Common    paid-in    Retained     for-sale,      by the restricted  Treasury
 except per share data)                  stock/(1)/    capital earnings/(1)/  net of tax        ESOP      stock     stock     Total
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                      $26    $10,599     $15,910       $(1,236)      $(257)       $--   $(1,602)  $23,440
Cash dividends declared and paid
     ($0.35 per share)/(1)/                      --         --        (790)           --          --         --        --      (790)
Reduction of debt relating to the
     Employee Stock Ownership Plan               --         --          --            --          51         --        --        51
Fair value adjustment of securities
     available-for-sale, net of tax              --         --          --         1,652          --         --        --     1,652
Net income                                       --         --       2,672            --          --         --        --     2,672
Issuance of 30,450 common treasury
     shares for stock options/(1)/               --         (1)         --            --          --         --       151       150
Treasury stock acquired at cost
     57,000 shares/(1)/                          --         --          --            --          --         --      (827)     (827)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                       26     10,598      17,792           416        (206)        --    (2,278)   26,348
Cash dividends declared and paid
     ($0.40 per share)/(1)/                      --         --        (893)           --          --         --        --      (893)
Reduction of debt relating to the
     Employee Stock Ownership Plan               --         --          --            --          52         --        --        52
Fair value adjustment of securities
     available-for-sale, net of tax              --         --          --          (212)         --         --        --      (212)
Net Income                                       --         --       3,108            --          --         --        --     3,108
Issuance of 4,500 common treasury
     shares for stock options/(1)/               --         (2)         --            --          --         --        30        28
Treasury stock acquired at cost-
     159,114 shares/(1)/                         --         --          --            --          --         --    (2,300)   (2,300)
Issuance of 186,894 common treasury
     shares in connection with the Manville
     Savings' merger and acquisition/(1)/        --        569          --            --          --         --     1,568     2,137
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                       26     11,165      20,007           204        (154)        --    (2,980)   28,268
Cash dividends declared and paid
     ($0.47 per share)/(1)/                      --         --      (1,123)           --          --         --        --    (1,123)
Reduction of debt relating to the
     Employee Stock Ownership Plan               --         --          --            --          51         --        --        51
Fair value adjustment of securities
     available-for-sale, net of tax              --         --          --           165          --         --        --       165
Net income                                       --         --       3,908            --          --         --        --     3,908
Issuance of 132,863 common treasury
     shares for stock options/(1)/               --         --        (659)           --          --         --     1,272       613
Treasury stock acquired, at cost --
     49,112 shares/(1)/                          --         --          --            --          --         --    (1,061)   (1,061)
Restricted stock award                           --        103          --            --          --       (276)      173        --
Restricted stock award amortization              --         --          --            --          --         46        --        46
Tax benefit for stock
     related compensation                        --          7          --            --          --         --        --         7
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                      $26    $11,275     $22,133          $369       $(103)     $(230)  $(2,596)  $30,874
- ----------------------------------------------------------------------------------------------------------------------------------

/1/ As adjusted to reflect the effect of the three-for-two stock split paid in the form of a stock dividend on July 1, 1997.

See accompanying notes to consolidated financial statements.

Consolidated statements of cash flows

                                             Raritan Bancorp Inc. and Subsidiary


(In thousands)
Year ended December 31,                                                                        1997            1996           1995
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income                                                                                   $  3,908       $  3,108       $  2,672
Adjustments  to  reconcile   net  income  to  net  cash  Provided  by  operating
      activities:
         Increase in accrued interest receivable                                                 (123)           (88)           (28)
         Amortization, net, on securities                                                         154            149            238
         Provision for loan losses                                                                600            450            300
         Recovery of losses on real estate acquired by foreclosure                                 --             --           (218)
         Gain on net securities transactions                                                      (94)            (1)           (56)
         Increase (decrease) in accrued interest payable                                           96             (2)           (13)
         Increase (decrease) in accrued expenses                                                   45             55           (476)
         Decrease (increase) in prepaid expenses                                                  259           (170)           104
         Depreciation                                                                             372            378            354
         Deferred income taxes                                                                    124           (102)            76
         (Decrease) increase in income taxes payable                                              (47)           440            196
         Net (decrease) increase, other                                                           (14)         1,516           (632)
- ----------------------------------------------------------------------------------------------------------------------------------
     Total cash provided by operating activities                                                5,280          5,733          2,517
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Proceeds from call and repayments of securities available-for-sale                             13,959         21,796          6,727
Proceeds from sale of securities available-for-sale                                             6,948             --             56
Proceeds from repayments of investment securities, net                                         10,522          9,394         11,676
Purchase of investment securities, net                                                             --             --         (1,442)
Purchase of securities available-for-sale                                                     (22,322)       (17,922)            --
Purchase of corporate-owned life insurance                                                     (7,200)            --             --
Redemption (purchase) of Federal Home Loan Bank of New York stock                                  --             99         (2,006)
Net disbursements for loans                                                                   (32,681)       (27,959)       (11,908)
Proceeds from disposal of other real estate                                                        17            171            626
Capital expenditures                                                                           (2,544)          (840)          (265)
- ----------------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                                      (33,301)       (15,261)         3,464
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Net increase(decrease) in demand deposits,
     money market accounts, NOW accounts, Prime
     Performance Accounts and savings accounts                                                 10,688         (4,672)        (7,717)
Net (decrease) increase in market-rate certificates                                            (4,782)         8,285         26,589
Proceeds from issuance of common stock                                                            613          2,027            150
Treasury stock acquired, at cost                                                               (1,061)        (2,300)          (827)
Proceeds from (repayments on) borrowings                                                       24,949            (52)           157
Dividends paid                                                                                 (1,123)          (893)          (790)
- ----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                                 29,284          2,395         17,562
- ----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                            1,263         (7,133)        23,543
- ----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                                 32,753         39,886         16,343
- ----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                     $ 34,016       $ 32,753       $ 39,886
- ----------------------------------------------------------------------------------------------------------------------------------
Supplemental schedule of cash flow information:
Interest paid                                                                                $ 14,429       $ 12,859       $ 13,020
- ----------------------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                                            $  2,122       $  1,547       $  1,270
- ----------------------------------------------------------------------------------------------------------------------------------
Mortgage loans originated to finance
     the disposal of real estate acquired by foreclosure                                     $     75       $   --         $    535
- ----------------------------------------------------------------------------------------------------------------------------------
Investment securities, net, transferred to securities available-for-sale                     $   --         $   --         $ 14,467
- ----------------------------------------------------------------------------------------------------------------------------------
Net loans acquired from Manville Savings' Merger and Acquisition                             $   --         $ 11,911       $   --
- ----------------------------------------------------------------------------------------------------------------------------------
Net deposits acquired from Manville Savings' Merger and Acquisition                          $   --         $ 12,532       $   --
- ----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements
                                            Raritan Bancorp Inc. and Subsidiary


December 31, 1997, 1996 and 1995

NOTE 1 -- Summary Of Significant Accounting Policies

BUSINESS: The Bank is in the business of providing financial services to individuals and small businesses with specific emphasis on depository services, residential mortgage lending, consumer loans, construction loans and commercial loans through seven branch offices in Somerset and Hunterdon counties in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain Federal and New Jersey state agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION: The accompanying consolidated financial statements of Raritan Bancorp Inc. ("Corporation") are prepared in conformity with generally accepted accounting principles and include the accounts of the Corporation and its wholly-owned subsidiary, The Raritan Savings Bank ("Bank"). All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. In connection with the determination of these allowances, management generally obtains independent appraisals.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold. Generally, federal funds sold are sold for one-day periods.

SECURITIES  AVAILABLE-FOR-SALE AND INVESTMENT SECURITIES HELD-TO-MATURITY,  NET:
The Corporation's securities, including mortgage-backed securities issued by Federal agencies are classified as either held-to-maturity, available-for-sale or trading. The Corporation currently has no securities classified as trading. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as investment securities held-to-maturity and carried at amortized historical cost adjusted for amortization of premiums and accretion of discounts, utilizing the level-yield method. Unrealized losses due to fluctuations in market value are recognized as investment security losses when a decline in value is assessed as being other than temporary. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses are excluded from earnings and reported net of related taxes as a separate component of shareholders' equity until realized. Securities available-for-sale are those which management intends to use as part of its asset/liability management strategy and which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk. Gains and losses are recognized on a trade date basis using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Real estate related loans and other loans are stated at their principal amounts outstanding. Loan origination fees and certain related direct loan origination costs are deferred and amortized to interest income using the related loan's effective yield.

     A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan

Notes continued                             Raritan Bancorp Inc. and Subsidiary


agreement. Impaired loans are measured based on the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. The Bank classifies all non-performing loans as impaired loans.
       The accrual of income on loans, including impaired loans is generally discontinued and all interest income previously accrued and unpaid is deducted from income when a loan becomes more than ninety days delinquent, or when certain factors indicate reasonable doubt as to the timely collectibility of all amounts due. Generally, loans on which the accrual of income has been discontinued are designated as non-performing loans, and include all loans classified as "impaired" loans. Generally, non-performing and impaired loans are returned to an accrual status only when none of the principal or interest is due and unpaid and the full collectibility of the outstanding loan balance is reasonably assured. Cash receipts on non-performing and impaired loans are generally applied to interest income when the loan balance is considered fully collectible.
       The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The determination of the balance of the allowance for loan losses is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, the borrower's ability to repay, collateral value and other factors that warrant recognition in providing an adequate allowance. While management uses available information to recognize losses on loans, future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

BANKING PREMISES AND EQUIPMENT: Land is carried at cost, buildings and improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation on buildings and improvements is provided for using the straight-line method over estimated useful lives of 5 to 50 years. The Bank depreciates furniture, fixtures and equipment using the straight-line method over the estimated lives of 3 to 25 years. Leasehold improvements are amortized over the term of the lease or useful life, whichever is less.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK: This stock is carried at cost. The Bank is required to maintain such investment as part of its membership in the Federal Home Loan Bank of New York.

INCOME TAXES: The Corporation files a consolidated Federal income tax return. Certain items of income and expenses are recognized in a different period for financial reporting purposes than for income tax purposes. Separate state income tax returns are filed by the Corporation and the Bank.

       Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards. Deferred tax assets are recognized for future deductible temporary differences and tax loss and credit carryforwards if their realization is "more likely than not." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

       The Parent Company's income taxes, as reflected in the Parent Company's Statements of Income, represent the taxes allocated to the Parent Company on the basis of its contribution to consolidated income.

RETIREMENT BENEFITS: The Bank maintains a noncontributory defined benefit pension plan which covers all employees who have met eligibility requirements of the Plan. It is the Bank's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. In addition, the Bank provides health care and life insurance benefits for qualifying employees.

Notes continued            Raritan Bancorp Inc. and Subsidiary


FAIR VALUE OF FINANCIAL INSTRUMENTS: SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires entities to disclose fair value information on financial instruments. The disclosure includes both on and off balance sheet financial instruments. Fair value estimates are based on quoted market prices, discounting scheduled cash flows through the estimated maturity using estimated market discount rates, or other methods as appropriate. These estimates are subjective in nature and involve uncertainties and matters of judgment and as a result cannot be considered as the actual value of the Corporation. Changes in assumptions used in determining fair value of the financial instruments could significantly alter the estimates.
       The following assumptions were used by the Corporation in estimating the fair value of financial instruments.

  CASH AND DUE FROM BANKS, AND FEDERAL FUNDS SOLD: The carrying amount approximates fair value.

  INVESTMENT SECURITIES, NET AND SECURITIES AVAILABLE-FOR- SALE: For these securities, fair values are based on quoted market prices or dealer quotes.

  LOANS: Fair value is estimated for portfolios of loans with similar loan characteristics. The fair value for certain residential mortgage loans and consumer loans are based on quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The fair value for commercial mortgage and construction type loans is estimated by discounting cash flows using current interest rates for loans with similar characteristics.

  DEPOSIT LIABILITIES: The fair value of regular checking, NOW accounts, money market deposit accounts, Prime Performance Accounts and regular savings and club accounts is the same as the carrying amount reported. The fair value of market-rate certificates is calculated using the discounted cash flow method. The discount rate used was the current rate offered by the Bank for deposits with similar remaining maturities.

  BORROWINGS: Borrowings consist of debt relating to the Employee Stock Ownership Plan ("ESOP"), advances from the Federal Home Loan Bank of New York and borrowings under repurchase agreements. The fair value of borrowings is calculated using the discounted cash flow method. The discount rate used was the current rate paid by the Bank for borrowings with similar remaining maturities.

  COMMITMENTS TO EXTEND CREDIT AND PERFORMANCE STANDBY LETTERS OF CREDIT: The fair value of commitments is estimated using fees currently charged for similar agreements, based on the remaining term of the commitment and the present credit quality rating of the counterparty. The fair value of the performance standby letters of credit is based on fees currently charged for similar agreements or on estimated costs to terminate them or to settle the obligations with the counterparties at the reporting date. The fair value of commitments to extend credit and performance standby letters of credit are immaterial at December 31, 1997 and 1996.

NET INCOME PER SHARE: Effective December 31, 1997, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." All prior period share amounts have been restated to conform with the provisions of this statement. In addition, all share amounts have been retroactively adjusted for the impact of subsequent stock splits paid in the form of stock dividends. Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding plus the weighted-average number of net shares that would be issued upon exercise of stock options pursuant to the treasury stock method. Options in the amount of 182,790, 195,436 and 175,440, for 1997, 1996 and 1995, respectively, are included in the diluted weighted-average shares outstanding.

Notes continued                             Raritan Bancorp Inc. and Subsidiary


RECLASSIFICATION: Certain amounts in the financial statements presented for prior periods have been reclassified to conform with the 1997 presentation.

NOTE 2 -- CASH AND DUE FROM BANK

       The Bank is required to maintain a cash reserve balance based upon its deposits in accordance with banking regulations. The average amount of the reserve for the years ended December 31, 1997 and 1996 were approximately $1,527,000 and $1,458,000, respectively.

NOTE 3 -- SECURITIES AVAILABLE-FOR-SALE AND INVESTMENT SECURITIES, NET

       The amortized cost of securities and their estimated fair value at December 31, 1997, were as follows:

                                                                         Gross          Gross
                                                     Amortized      Unrealized     Unrealized       Estimated
(In thousands)                                            Cost           Gains         Losses      Fair Value
- -------------------------------------------------------------------------------------------------------------
Securities available-for-sale:
U.S. Treasury securities and obligations
   of U.S. government agencies                         $10,157           $  41        $   (1)         $10,197
Obligations of states and political subdivisions           695              52             --             747
Equity securities                                          129             129             --             258
Mortgage-backed securities issued by Federal agencies   37,390             384           (25)          37,749
- -------------------------------------------------------------------------------------------------------------
                                                       $48,371           $ 606        $  (26)         $48,951
=============================================================================================================
Investment securities held-to-maturity, net:
Mortgage-backed securities issued by Federal agencies  $41,307           $  15        $ (403)         $40,919
=============================================================================================================

       In December 1995, the Corporation adopted Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities - Questions and Answers," (Special Report) issued by the Financial Accounting Standards Board staff.
       In accordance with the Special Report, the Corporation made a one-time transfer of investment securities, net, with an amortized cost and unrealized gain of $14.5 million and $268,000, respectively, to securities available-for-sale.
       The amortized cost of securities and their estimated fair value at December 31, 1996, were as follows:

                                                                         Gross           Gross
                                                     Amortized      Unrealized      Unrealized       Estimated
(In thousands)                                            Cost           Gains          Losses      Fair Value
- --------------------------------------------------------------------------------------------------------------
Securities available-for-sale:
U.S. Treasury securities and obligations
   of U.S. government agencies                         $17,130           $  48          $ (35)         $17,143
Obligations of states and political subdivisions           710              38              --             748
Equity securities                                          129              41              --             170
Mortgage-backed securities issued by Federal agencies   28,959             396           (163)          29,192
- --------------------------------------------------------------------------------------------------------------
                                                       $46,928           $ 523          $(198)         $47,253
==============================================================================================================
Investment securities held-to-maturity, net:
Mortgage-backed securities issued by Federal agencies  $51,919           $  22          $(739)         $51,202
==============================================================================================================

       The carrying value of investment securities pledged as required security for public funds and deposits amounted to $1,003,000 and $1,002,000 at December 31, 1997 and 1996, respectively.
       During 1997, the Corporation sold securities which were classified as available-for-sale in the amount of $6,948,000 at a gross gain of $78,000. In addition, securities classified as available-for-sale in the amount of $6,013,000 were called at a gross gain of $16,000.
       During 1996, a security classified as available-for-sale was called at a gross gain of $1,000.
       During 1995, an equity security previously written-off was redeemed at a gain of $56,000.

Notes continued                             Raritan Bancorp Inc. and Subsidiary

       The scheduled maturities of debt securities available-for-sale and investment securities held-to-maturity net, at December 31, 1997, were as follows:

                                                              Securities              Investment Securities
                                                          Available-for-Sale           Held-to-Maturity Net
- --------------------------------------------------------------------------------------------------------------
                                                     Amortized       Estimated       Amortized       Estimated
(In thousands)                                            Cost      Fair Value            Cost      Fair Value
- --------------------------------------------------------------------------------------------------------------
Due in one year or less                                $ 5,196         $ 5,200        $    --          $    --
Due after one year through five years                    4,961           4,997             --               --
Due after ten years                                        695             747             --               --
Mortgage-backed securities issued by federal agencies   37,390          37,749         41,307           40,919
- --------------------------------------------------------------------------------------------------------------
                                                       $48,242         $48,693        $41,307          $40,919
==============================================================================================================

       The scheduled maturities of debt securities available-for-sale and investment securities held-to-maturity net, at December 31, 1996 were as follows:

                                                              Securities              Investment Securities
                                                          Available-for-Sale           Held-to-Maturity Net
- --------------------------------------------------------------------------------------------------------------
                                                     Amortized       Estimated       Amortized       Estimated
(In thousands)                                            Cost      Fair Value            Cost      Fair Value
- --------------------------------------------------------------------------------------------------------------
Due in one year or less                                $ 3,008         $ 2,996        $    --          $    --
Due after one year through five years                   12,138          12,151             --               --
Due after five years through ten years                   1,984           1,996             --               --
Due after ten years                                        710             748             --               --
Mortgage-backed securities issued by federal agencies   28,959          29,192          51,919          51,202
- --------------------------------------------------------------------------------------------------------------
                                                       $46,799         $47,083         $51,919         $51,202
==============================================================================================================

NOTE 4 -- LOANS AND ALLOWANCE FOR LOAN LOSSES Loans are summarized as follows:

                                                                    December 31,
                                                    ----------------------------------------------
(In thousands)                                            1997                            1996
- --------------------------------------------------------------------------------------------------------------
Real estate:
     Mortgage                                         $246,438                       $216,946
     Construction                                        8,695                         11,019
- --------------------------------------------------------------------------------------------------------------
                                                       255,133                        227,965
Consumer and other loans                                 7,235                          3,532
Commercial loans                                         5,396                          3,977
- --------------------------------------------------------------------------------------------------------------
                                                      $267,764                       $235,474
==============================================================================================================

       Loans to directors and principal officers and their affiliates which are made in the ordinary course of business, and on substantially the same terms and rates as loans to other persons, aggregated $5,958,000 and $4,339,000 at December 31, 1997 and 1996, respectively. Activity during 1997 included principal repayments of $605,000 and new disbursements of $2,224,000.

Notes continued                             Raritan Bancorp Inc. and Subsidiary


       The activity in the allowance for loan losses follows:

                                                                   Year ended December 31,
                                                  -------------------------------------------------
(In thousands)                                            1997            1996            1995
- --------------------------------------------------------------------------------------------------------------
Balance at beginning of year                            $2,965          $2,582          $2,729
Provision charged to operations                            600             450             300
Manville Savings' acquisition                               --             303              --
Charge-offs                                               (410)           (380)           (465)
Recoveries                                                 150              10              18
- --------------------------------------------------------------------------------------------------------------
Balance at end of year                                  $3,305          $2,965          $2,582
- --------------------------------------------------------------------------------------------------------------

       Non-performing loans (over 90 days delinquent), and real estate acquired by foreclosure (included in Other Assets) totaled $945,000 and $1,420,000 at December 31, 1997 and 1996, respectively, as follows:

                                                                  December 31, 1997
                                                  -------------------------------------------------
                                                        Number                          Amount
                                                      Of Loans                  (In thousands)
- --------------------------------------------------------------------------------------------------------------
First mortgage loans                                         6                            $569
Second mortgage loan                                         1                              54
Consumer loan                                                1                              11
Loans with modified terms                                    2                             177
Matured loan                                                 1                              94
- --------------------------------------------------------------------------------------------------------------
Total non-performing loans                                  11                             905
Real Estate Acquired by Foreclosure
   (included in Other Assets)                                1                              40
- --------------------------------------------------------------------------------------------------------------
                                                            12                            $945
- --------------------------------------------------------------------------------------------------------------


                                                                  December 31, 1996
                                                  -------------------------------------------------
                                                        Number                          Amount
                                                      Of Loans                  (In thousands)
- --------------------------------------------------------------------------------------------------------------
First mortgage loans                                         4                          $  576
Home equity loans                                            2                             115
Second mortgage loan                                         1                              47
Commercial loans                                             2                             326
Loans with modified terms                                    3                             253
- --------------------------------------------------------------------------------------------------------------
Total non-performing loans                                  12                           1,317
Real Estate Acquired by Foreclosure
   (included in Other Assets)                                1                             103
- --------------------------------------------------------------------------------------------------------------
                                                            13                          $1,420
- --------------------------------------------------------------------------------------------------------------

       The loss of interest on loans charged-off, non-performing loans, real estate acquired by foreclosure, non-accrual loans and impaired loans totaled approximately $94,000, $142,000 and $224,000 for the years ended December 31, 1997, 1996 and 1995, respectively.
       The Corporation had impaired loans of $905,000 and $1,317,000 at December 31, 1997 and 1996, respectively. The Corporation calculated a total allowance for impaired loans of $157,000 and $112,000 at December 31, 1997 and 1996, respectively. Impaired loans averaged $1,344,000, $1,681,000, and $1,382,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income of $75,000, $29,000 and $17,000 was recognized, all on a cash basis, on impaired loans for the years ended December 31, 1997, 1996 and 1995, respectively.

      The Bank is not committed to lend additional funds on loans with modified terms or non-performing loans.

Notes continued                              Raritan Bancorp Inc. and Subsidiary


NOTE 5 -- BANKING PREMISES AND EQUIPMENT, NET

     A summary of the net carrying value of banking premises and equipment follows:
                                  December 31,
                                                  ------------------------------
(In thousands)                                          1997               1996
- ------------------------------------------------------------------------------
Land                                                  $  776             $  764
Buildings and improvements                             2,429              2,404
Furniture, fixtures and equipment                      3,050              2,226
Leasehold improvements                                 2,363                996
- ------------------------------------------------------------------------------
                                                       8,618              6,390
Less accumulated depreciation and amortization         2,757              2,701
- ------------------------------------------------------------------------------
                                                      $5,861             $3,689
- ------------------------------------------------------------------------------
       Depreciation and amortization expense charged to operations totaled $372,000, $378,000 and $354,000 in 1997, 1996 and 1995, respectively.

NOTE 6 -- Other Assets
       Other assets are summarized as follows:
                                  December 31,
                                                 -------------------------------
(In thousands)                                          1997               1996
- ------------------------------------------------------------------------------
Real estate acquired by foreclosure                   $   40             $  103
Deferred tax assets, net                                 538                750
Unamortized premium paid-RTC                             431                547
Corporate-owned life insurance                         7,393                 --
Prepaid expenses                                         339                479
All other                                                295              1,176
- ------------------------------------------------------------------------------
                                                      $9,036             $3,055
- ------------------------------------------------------------------------------

NOTE 7 -- DUE TO DEPOSITORS
       The details of deposit balances are as follows:
                                                             December 31,
                                                 -------------------------------
(In thousands)                                          1997               1996
- ------------------------------------------------------------------------------
Regular and business checking                       $ 24,365           $ 21,609
NOW accounts                                          22,948             22,374
Money market deposit accounts                         11,972             16,958
Prime Performance accounts                            70,289             51,541
Regular savings and club accounts                     43,214             49,618
- ------------------------------------------------------------------------------
                                                     172,788            162,100
- ------------------------------------------------------------------------------
Market-rate certificates:
7-31 day                                               4,105              6,078
6 month                                               33,868             36,439
9 month                                               27,492             26,775
12 month                                              31,960             33,395
24 month                                               8,381              8,722
Other certificates                                    15,303             15,719
IRA and KEOGH accounts                                43,187             41,950
- ------------------------------------------------------------------------------
                                                     164,296            169,078
- ------------------------------------------------------------------------------
                                                    $337,084           $331,178
================================================================================
notes continued                              Raritan Bancorp Inc. and Subsidiary




Market-rate certificates $100,000 and over totaled $18,355,000 and $16,499,000 at December 31, 1997 and 1996, respectively. Interest expense on market-rate certificates $100,000 and over totaled $861,000, $700,000 and $589,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

At December 31, 1997, the scheduled maturities of market-rate certificates are as follows:
- ------------------------------------------------------------------------------
(In thousands)           1998                                         $125,327
                         1999                                           20,548
                         2000                                           10,338
                         2001                                            4,485
                         2002 and thereafter                             3,598
- ------------------------------------------------------------------------------
                                                                      $164,296
================================================================================


NOTE 8 -- INCOME TAXES
       The following is a summary of income tax expense, for the years ended December 31:
(In thousands)                                  1997         1996          1995
- ------------------------------------------------------------------------------
Taxes estimated to be payable currently:
   Federal                                    $1,905       $1,759        $1,343
   State                                         170          156           123
- ------------------------------------------------------------------------------
         Subtotal                              2,075        1,915         1,466
- ------------------------------------------------------------------------------
Deferred taxes (benefit):
   Federal                                       117         (94)            68
   State                                           7          (8)             8
- ------------------------------------------------------------------------------
         Subtotal                                124        (102)            76
- ------------------------------------------------------------------------------
Total income tax expense                      $2,199      $1,813         $1,542
================================================================================


       Total income tax expense for the years ended December 31, 1997, 1996 and 1995, differed from the amounts calculated by applying the expected U.S. Federal Income tax rate of 34% to pre-tax income as a result of the following:

(In thousands)                                 1997        1996           1995
- ------------------------------------------------------------------------------
Income before income tax expense              $6,107      $4,921         $4,214
Statutory income tax rate                        34%         34%            34%
- ------------------------------------------------------------------------------
                                               2,076       1,673          1,433
Tax-exempt interest income                       (16)        (17)           (18)
State income taxes, net of Federal income
   tax benefit                                   117          98             86
Change in the beginning-of-the-year balance
   of the valuation allowance allocated to
   income tax expense                             --          55             36
Other                                             22           4              5
- ------------------------------------------------------------------------------
Income tax expense                            $2,199      $1,813         $1,542
================================================================================

Notes continued                             Raritan Bancorp Inc. and Subsidiary


       The significant components of the deferred income taxes for the years ended December 31, 1997, 1996 and 1995 were the result of changes in temporary differences between tax and financial reporting purposes and the changes in the beginning-of-the-year balance of the valuation allowance for deferred tax assets as follows:

                                                                      December 31,
                                                        --------------------------------------
(In thousands)                                            1997              1996         1995
- ----------------------------------------------------------------------------------------------
Deferred tax expense (benefit) (exclusive of the effect
   of the other component listed below)                   $124             $(157)         $40
Increase in the beginning-of-the-year balance of the
   valuation allowance for deferred tax assets              --                55           36
- ----------------------------------------------------------------------------------------------
                                                          $124             $(102)         $76
- ----------------------------------------------------------------------------------------------

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 follow:

                                                                    December 31,
                                                        --------------------------------------
(In thousands)                                            1997                           1996
- ----------------------------------------------------------------------------------------------
Deferred tax assets:
   Unearned income                                       $  --                          $  84
   Nonaccrual interest                                      12                              9
   Allowance for losses                                  1,189                          1,070
   Accrued expenses                                        537                            557
   Other                                                    34                             47
- ----------------------------------------------------------------------------------------------
Total gross deferred tax assets                          1,772                          1,767
Less valuation allowance                                  (584)                          (584)
- ----------------------------------------------------------------------------------------------
Deferred tax assets,
   net of valuation allowance                            1,188                          1,183
- ----------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Unamortized core deposit premium paid                   116                            152
   Unearned Income                                         107                             --
   Depreciation                                             28                             28
   Fair value adjustment of securities
     available-for-sale                                    208                            120
   Other                                                   191                            133
- ----------------------------------------------------------------------------------------------
     Total other gross deferred tax liabilities            650                            433
- ----------------------------------------------------------------------------------------------
   Net deferred tax assets                                $538                           $750
- ----------------------------------------------------------------------------------------------

         Included in the above table is the recognition of temporary differences relating to the unrealized gains and losses on certain debt securities accounted for under SFAS No.115 for which no deferred tax was recognized through the Consolidated Statements of Income.

Notes continued                             Raritan Bancorp Inc. and Subsidiary


       Except for the effects of the reversal of net deductible temporary differences, the Corporation is not currently aware of any factors which would cause any significant differences between taxable income and pretax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pretax book income if circumstances change (such as, for example, changes in tax laws or the Corporation's financial condition or performance). Management believes it is more likely than not that the Corporation will realize the benefit of net deferred tax assets based upon recoverable taxes in the carryback period and projected levels of pretax income, and that such net deductible temporary differences will reverse during periods in which the Corporation generates net taxable income.
       Based upon 1996 Federal tax law changes, thrift institutions are generally required to recapture into income the portion of its bad debt reserve (other than supplemental reserve) that exceeds its base year (December 31, 1987) reserves. The recapture amount generally will be taken into income ratably (on a straight-line basis) over a six-year period. Under a small thrift exception, the Corporation's tax reserves for bad debts equaled its allowable experience reserve method and therefore, the Corporation will have no recapture.
       The Corporation has not recognized a deferred tax liability of approximately $746,000 for bad debt reserves for tax purposes which arose in tax years beginning before December 31, 1987 (i.e., base year). A deferred tax liability will be recognized if the Corporation expects that charges to the bad debt reserves, other than the losses on loans or recomputations of bad debt deductions resulting from operating loss carrybacks to prior years, would result in taxable income. The Corporation does not anticipate any such recognition in the foreseeable future.


NOTE 9 -- BENEFIT PLANS
       The Bank has a noncontributory defined benefit pension plan covering all eligible full-time employees. Benefits are based upon years of service and compensation. It is the Bank's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974.
       The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

                                                                    December 31,
                                                       ------------------------------------------
(In thousands)                                            1997                            1996
- -------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested
  benefits of $1,933 in 1997 and $1,561 in 1996        $(1,958)                        $(1,656)
- -------------------------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date                                     $(2,494)                        $(2,198)
Plan assets at fair value, primarily debt and
  equity securities                                      3,100                           2,549
- -------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation      606                             351
Transition amount from initial application                  (3)                             (5)
Unrecognized loss                                         (687)                           (363)
Unrecognized past service benefit                          (77)                            (87)
- -------------------------------------------------------------------------------------------------
Acrrued pension expense included
  in other liabilities                                   $(161)                          $(104)
- -------------------------------------------------------------------------------------------------

Notes continued                             Raritan Bancorp Inc. and Subsidiary

     The following table sets forth the components of net pension expense for the years ended shown:

                                                               Year ended December 31,
                                                     -----------------------------------------------
(In thousands)                                            1997            1996            1995
- ----------------------------------------------------------------------------------------------------
Net pension expense includes the following components:
Service cost-benefits earned during the period           $ 126          $   93          $   95
Interest cost on projected benefit obligation              163             153             139
Deferred investment gain/loss                              373              --              --
Return on plan assets                                     (577)           (331)           (429)
Net amortization and deferral                              (28)            142             274
- ----------------------------------------------------------------------------------------------------
Net pension expense included in
   salaries and employee benefits                       $   57          $   57          $   79
- ----------------------------------------------------------------------------------------------------

     The primary assumptions used for calculating year-end actuarial present value of benefit obligations were:

                                                               Year ended December 31,
                                                     -----------------------------------------------
(In thousands)                                            1997            1996            1995
- ----------------------------------------------------------------------------------------------------
Weighted average discount rates used to determine the
   projected benefit obligation                          7.25%            7.75%           7.50%
Rates of increase in future salary levels                5.00             5.50            5.50

       In addition, the assumptions used for calculating net pension expense for the years ended shown were:

                                                           For the year ended December 31,
                                                     -----------------------------------------------
(In thousands)                                            1997            1996            1995
- ----------------------------------------------------------------------------------------------------
Weighted average discount rates used to determine the
     projected benefit obligation                        7.75%            7.50%           8.25%
Rates of increase in future salary levels                5.50             5.50            6.00
Expected long-term rates of return on plan assets        8.00             8.00            8.00


       Under an employer sponsored plan, the Corporation provides certain health care and life insurance benefits for retired employees and certain dependents. All of the Corporation's employees are eligible for such benefits at age sixty with fifteen years service or rule of 75 with twenty years of service. The participant, in most cases, will be required to contribute a portion of the cost of the premium for the benefits. The medical plans pay a stated percentage of most medical expenses reduced for any deductibles and payments made by government programs, based on years of service.
         The following table sets forth the components of postretirement costs for the years ended December 31, 1997, 1996 and 1995:

                                                            For the year ended December 31,
                                                       ------------------------------------------
(In thousands)                                            1997            1996            1995
- -------------------------------------------------------------------------------------------------
Service cost                                               $13             $13             $16
Interest cost                                               16              14              15
Amortization of unrecognized gain                           (7)             (9)             (7)
Amortization of unrecognized prior
   service costs                                             1               1               --
- -------------------------------------------------------------------------------------------------
Net periodic postretirement
   benefit cost                                            $23             $19             $24
- -------------------------------------------------------------------------------------------------

Notes continued                             Raritan Bancorp Inc. and Subsidiary

     The status of the post-retirement plan at December 31, 1997 and 1996 follows:

                                  December 31,
                                                      --------------------------
(In thousands)                                            1997            1996
- ------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
    Retirees                                              $(46)           $(25)
    Active plan participants and certain dependents       (206)           (172)
Fair value of assets                                        --              --
- ------------------------------------------------------------------------------
Fair value of assets in excess (less than) accumulated
   post-retirement benefit obligation                     (252)           (197)
Unrecognized gain                                         (118)           (154)
Service cost                                                10              10
Interest cost                                               --              --
- ------------------------------------------------------------------------------
Accrued post-retirement benefit cost                     $(360)          $(341)
- ------------------------------------------------------------------------------

       For measuring the expected post-retirement benefit obligation, the Corporation assumed a 7.5% rate of increase in the per capita claims cost in 1998 and assumed that rate would decrease linearly over a ten-year period to 5.0% and remain at that level thereafter. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.25% in 1997 and 7.75% in 1996.

       If the health care cost trend were increased one percent, the accumulated post-retirement benefit obligation as of December 31, l997 would have increased by approximately $49,800. The effect of the change on the aggregate of service and interest cost for 1997 would be an increase of approximately $6,500.

       As further discussed in Note 12, the Bank sponsors an ESOP covering employees with a minimum of 1,000 hours of service per year. The ESOP, which is a tax qualified employee benefit plan, became effective upon conversion of the Bank in May 1987, and provides retirement benefits for the employees of the Bank.

Activity in the ESOP follows:

Number of shares held by the ESOP at December 31, 1994                 204,477
Distributions to former employees                                       (7,626)
Purchase of shares funded by excess liquidity in the ESOP                4,924
Purchase of shares funded by a $100,000 contribution
   from the Bank                                                         6,746
Number of shares held by the ESOP at December 31, 1995                 208,521
- ------------------------------------------------------------------------------
Distributions to former employees                                         (810)
Purchase of shares funded by excess liquidity in the ESOP                5,124
Purchase of shares funded by a $175,000 contribution
   from the Bank                                                        12,843
- ------------------------------------------------------------------------------
Number of shares held by the ESOP at December 31, 1996                 225,678
Distribution to former employees                                       (14,057)
Purchase of shares funded by excess liquidity in the ESOP                5,542
Purchase of shares funded by a $100,000 contribution
   from the Bank                                                         3,814
- ------------------------------------------------------------------------------
Number of shares held by the ESOP at December 31, 1997                 220,977
- ------------------------------------------------------------------------------
The above shares reflect the three-for-two stock split paid in the form of a stock dividend on July 1, 1997.

       At December 31, 1997, approximately 188,500 shares were allocated to participants, approximately 16,200 were committed to be released during 1998 and approximately 16,300 shares were unallocated and secured the ESOP borrowing.

Notes continued                             Raritan Bancorp Inc. and Subsidiary

       The Bank maintains a 401(k) Savings Plan which is available to all full-time employees who have completed one year of service and have attained the age of 21.

       Under the plan, eligible employees may elect to have the Bank withhold between one percent and ten percent of their base salary through payroll deductions and contribute that amount to the plan as a savings contribution. Participants will receive an employer matching contribution of fifty percent. The money contributed is invested at the employees' direction by the plan's trustees. Employees are fully vested in this plan on their third employment date anniversary with the Bank.

       401(k) expenses totaled $103,000, $91,000 and $79,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and are included in Salaries and Employee Benefits in the accompanying Consolidated Statements of Income.


NOTE 10 -- STOCK OPTION PLANS

       At December 31, 1997, the Corporation had four option plans which are described below. All amounts presented below reflect the three-for-two stock split paid in the form of a stock dividend on July 1, 1997. Under the 1992 Directors' Plan, the Corporation may grant options to its Directors for up to 67,500 shares of common stock. Under the 1987 and 1992 Officers' Incentive Plans, the Corporation may grant options to purchase 177,750 and 157,500 shares of common stock, respectively. Under the 1997 Long-Term Incentive Stock Benefit Plan, the Corporation may grant options and awards to its Directors and Officers, for up to 27,000 and 225,000 shares of common stock, respectively. Under the plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, and an option's maximum term is ten years. Options granted to directors vest immediately at date of grant. Options to officers vest ratably over a three-year period from date of grant. Stock awards are determined by a Committee of the Board of Directors. The Corporation has elected to continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide pro forma disclosures of net income and earnings per share as if the Corporation had adopted the fair value based method of accounting in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Corporation's stock option plans been determined consistent with SFAS No. 123, the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below.

(In thousands, except per share data)                        1997          1996
- ------------------------------------------------------------------------------
Net income                      As Reported                $3,908        $3,108
                                Pro Forma                   3,856         3,060
Net income per share (basic)    As Reported                  1.66          1.39
                                Pro Forma                    1.64          1.37
Net income per share (diluted)  As Reported                  1.54          1.27
                                Pro Forma                    1.52          1.26
- ------------------------------------------------------------------------------
   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996: dividend yield of 3%; expected volatility of 20%; risk-free interest rates equal to the five-year CMT on the date of each option grant; and expected lives of five years.

Notes continued                              Raritan Bancorp Inc. and Subsidiary

       A summary of the status of the Corporation's four fixed stock option plans as of December 31, 1997, 1996 and 1995 and changes during the years ended on those dates are presented below:

                                         1997                      1996                      1995
                                   -------------------------------------------------------------------------------
                                                  Weighted                  Weighted                  Weighted
                                                   Average                   Average                   Average
                                                  Exercise                  Exercise                  Exercise
Fixed Options                         Options        Price      Options        Price      Options        Price
- ------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year      351,787      $  6.27      345,037      $  6.01      379,237        $5.93
Granted                                63,150        19.41       11,250        14.08           --           --
Exercised                            (132,863)        4.60       (4,500)        6.22      (30,450)        4.95
Forfeited                                  --           --           --           --       (3,750)        6.22
- ------------------------------------------------------------------------------------------------------------------
Outstanding at end of year            282,074       $10.00      351,787      $  6.27      345,037        $6.01
- ------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end       239,174                   351,787
Weighted-average fair value of
     options granted during the year   $ 4.14                     $4.23
- ------------------------------------------------------------------------------------------------------------------

       The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                        Options Outstanding                       Options Exercisable
                                      --------------------------------------------------------------------------------
                                Number    Weighted-average                                   Number
       Range of            Outstanding           Remaining    Weighted-average       Exercisable at   Weighted-average
Exercise Prices   at December 31, 1997    Contractual Life      Exercise Price    December 31, 1997     Exercise Price
- ----------------------------------------------------------------------------------------------------------------------
$4.67 to $5.00                  27,674           1.3 years               $4.88               27,674              $4.68
 6.22 to 10.33                 180,000           5.2                      7.18              180,000               7.18
14.08 to 15.33                  52,800           8.9                     15.06               27,500              14.82
         27.25                  21,600          10.0                     27.25                4,000              27.25
               -----------------------                                            -----------------
                               282,074                                                      239,174
               -----------------------                                            -----------------

       In 1997, 18,000 shares of restricted stock were awarded under the 1997 Long-Term Incentive Stock Benefit Plan with a grant date fair value of $15.33 per share. At December 31, 1997 restricted stock awards totaled 18,000 shares, of which 3,000 shares were vested. These shares vest ratably over a period of six years. Total expense applicable to the stock award was $46,000 in 1997.

NOTE 11 -- SHAREHOLDERS' EQUITY
       In connection with the conversion of the Bank from a mutual savings bank to a capital stock savings bank, the Bank established a liquidation account. This liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their eligible deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted eligible account balances they held. At December 31, 1997, the balance in this liquidation account was approximately $558,000.

       In conjunction with the merger and acquisition of Manville Savings with, and into the Bank, a separate liquidation account was also established. At
December 31, 1997, the balance in this liquidation account was approximately $154,000.

Notes continued                             Raritan Bancorp Inc. and Subsidiary

NOTE 12 -- BORROWINGS

       Borrowings are summarized as follows:

                                                                                            December 31,
                                                                     -----------------------------------------------
(In thousands)                                                                      1997                   1996
- --------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of New York Advances:
     Interest rate based on LIBOR:5.656%;
        matures on March 6, 1998                                                 $10,000                   $ --
     Fixed interest rate:
        5.86%; matures on August 21, 1998                                         10,000                     --
        6.875%; matured on January 2, 1997                                            --                 10,000
Securities   sold   under   agreements   to   repurchase:    Collateralized   by
     mortgage-backed  securities  issued by  Federal  agencies  with a  carrying value,  including  accrued interest  receivable of $16,908;  fixed interest rate: 5.84%; matures on September 25, 2002; callable on September 25, 2000,
     or on its quarterly anniversary thereafter.                                  15,000                     --
ESOP debt                                                                            103                    154
- --------------------------------------------------------------------------------------------------------------------
                                                                                 $35,103                $10,154
- --------------------------------------------------------------------------------------------------------------------

       At December 31, 1997, the Bank had an available line of credit totaling $35.4 million at the Federal Home Loan Bank of New York.

       The Corporation may enter into sales of securities under repurchase agreements. Such agreements are treated as financings and the obligations to repurchase the same securities sold are reflected as a liability in the Consolidated Balance Sheet. The dollar amount of securities underlying the agreements are book entry securities.

       At December 31, 1997, agreements outstanding to repurchase the same securities totaled $15,000,000. There were no such agreements outstanding at December 31, 1996.

       Agreements to repurchase the same securities averaged $4,027,000 during the year ended December 31, 1997. There were no such agreements outstanding during the year ended December 31, 1996. The maximum amount outstanding at any month-end under such agreements during the year ended December 31, 1997 was $15,000,000. Accrued interest payable totaled $15,000 and $0 at December 31, 1997 and 1996, respectively. The average interest rate on such agreements was 5.84% for the year ended December 31, 1997.

       During August 1992, the ESOP borrowed $360,000 from an unrelated financial institution to purchase 56,841 shares of the Corporation's stock, as adjusted for the three-for-two stock split paid in the form of a stock dividend on July 1, 1997.

       The ESOP borrowing is summarized as follows:

                                                                                            December 31,
                                                                     -----------------------------------------------
                                                                                    1997                   1996
- --------------------------------------------------------------------------------------------------------------------
Original principal: $360,000; matures on
   August 25, 1999; interest rate: 10.00% and
   9.75% at December 31, 1997 and 1996,
   respectively, equals the lending financial
   Institution's prime rate plus 1.50%                                          $103,000               $154,000
- --------------------------------------------------------------------------------------------------------------------
                                                                                $103,000               $154,000
- --------------------------------------------------------------------------------------------------------------------

Notes continued                              Raritan Bancorp Inc. and Subsidiary


       As principal payments are made by the ESOP, the corresponding liability will be reduced and shareholders' equity will be increased. Principal payments totaled $51,000 in 1997. Future principal payments are scheduled as follows:

1998                                                               $  51,000
1999                                                                  52,000
- ------------------------------------------------------------------------------
                                                                   $ 103,000
================================================================================

       The ESOP was established effective January 1, 1987 in connection with the Bank's reorganization to stock form. The ESOP is a leverage plan, meaning that the ESOP Trust borrowed funds to purchase shares of the Corporation's common stock for the ESOP. As the ESOP loan is repaid, shares are released from the unallocated stock fund to be allocated to participants of the ESOP over the term of the ESOP loan. In addition, the Corporation and the bank can make discretionary contributions to the ESOP. The ESOP uses the discretionary contributions to purchase shares of the Corporation's common stock and allocate the shares to the participants.
       The allocation to participant's accounts are based on each participant's compensation during the calendar year. All employees of the Corporation and its affiliates who are age 21 and over, and have completed one year of service are eligible to participate and have at least 1,000 hours of service per year.
       Dividends on shares of allocated and unallocated stock are held in a cash investment fund on behalf of the participants. However, the Corporation has the discretion to (i) distribute such dividends directly to the participants; or
(ii) to make payments on the ESOP loan and have additional shares allocated to participants' accounts. Additional shares are allocated to participants' accounts as a result of the repayment of the ESOP loan.
       As the ESOP loan is repaid and shares are released from the unallocated stock fund, the Corporation records compensation expense equal to the amount of the principal reduction. In addition, the Corporation also records compensation expense in the amount of any discretionary contribution made to the ESOP. Dividends on all ESOP shares are charged to retained earnings.
       The Corporation recorded an ESOP compensation expense of $129,000, $306,000 and $117,000 in 1997, 1996 and 1995 respectively, and are included in Salaries and Employee Benefits in the accompanying Consolidated Statements of Income.


NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

       The estimated fair values of the Corporation's financial instruments at December 31, 1997 and 1996 are as follows:


                                                             December 31, 1997               December 31, 1996
                                                     -------------------------        ----------------------------
                                                      Carrying            Fair        Carrying            Fair
(In thousands)                                           Value           Value           Value           Value
- ------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                          $ 34,016        $ 34,016        $ 32,753        $ 32,753
   Securities available-for-sale                        48,951          48,951          47,253          47,253
   Investment securities, net                           41,307          40,919          51,919          51,202
   Loans, net of unearned income                       267,700         272,041         235,070         236,265
   Less:  Allowance for loan losses                     (3,305)             --          (2,965)             --
   Net loans                                           264,395         272,041         232,105         236,265
Federal Home Loan Bank
   of New York Stock                                     2,672           2,672           2,672           2,672

Financial liabilities:
   Deposits                                            337,084         337,657         331,178         331,777
   Borrowings                                           35,103          36,034          10,154          10,154
- ------------------------------------------------------------------------------------------------------------------

36

Notes continued                              Raritan Bancorp Inc. and Subsidiary


NOTE 14 -- COMMITMENTS AND CONTINGENCIES
       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the balance sheet.
       The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure related to these items at December 31, 1997 and 1996 is summarized below:

                                                                                      Contractual Amount
                                                                                         December 31,
- -----------------------------------------------------------------------------------------------------------------
(In thousands)                                                                 1997                    1996
- -----------------------------------------------------------------------------------------------------------------
Mortgage loan commitments (primarily variable rate)                         $ 8,910                 $ 6,916
Unused portion of commercial lines of credit and
   undisbursed portion of construction loans                                 26,973                  23,993
Unused portion of home equity lines of credit                                 9,042                   9,320
Performance standby letters of credit                                         1,683                   2,048
- -----------------------------------------------------------------------------------------------------------------
                                                                            $46,608                 $42,277
=================================================================================================================

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterpart Collateral held is generally real estate.
       Performance standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of an act of a customer to a third party. The most common purpose is to guarantee completion of sitework within a housing tract.
       Interest rates on the above commitments are primarily of a variable nature.
       In the normal course of business, there are outstanding various legal proceedings and claims which are not included in the accompanying consolidated financial statements. In the opinion of management, the financial position, liquidity and results of operations of the Corporation will not be materially affected by the outcome of such legal proceedings and claims.


NOTE 15 -- CONCENTRATION OF CREDIT RISK
       The Corporation grants residential, consumer, construction and commercial loans secured generally by real estate to customers located primarily in Somerset and Hunterdon Counties, New Jersey and nearby communities. In addition, parcels of real estate acquired by foreclosure and under foreclosure are located in the same market area. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the loan portfolio and recoverability of real estate acquired by foreclosure are susceptible to changes in market conditions in these areas.

Notes continued                              Raritan Bancorp Inc. and Subsidiary


NOTE 16 -- LONG-TERM LEASES
       The future minimum rental commitments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                                                                      Minimum
                  Year ended December 31,                        Rent Expense
                  --------------------------------------------------------------
                  (In thousands)
                  1998                                                 $  625
                  1999                                                    634
                  2000                                                    642
                  2001                                                    597
                  2002                                                    525
                  Thereafter                                            2,873
                  --------------------------------------------------------------
                                                                       $5,896
                  ==============================================================

       Rent expense  included in occupancy  expense for the years ended December
31,  1997,   1996  and  1995  amounted  to  $290,000,   $226,000  and  $177,000,
respectively.


NOTE 17 -- DIVIDENDS AND OTHER RESTRICTIONS
       Subject to applicable law, the Board of Directors of the Bank and of the Corporation may each provide for the payment of dividends.
       The Bank will not be permitted to pay dividends on its capital stock if its retained earnings would thereby be reduced below the amount required for the liquidation accounts established at the time of its conversion to stock form and the issuance of stock resulting from the Manville Savings' merger and acquisition, or applicable regulatory capital requirements. New Jersey law provides that no dividend may be paid unless, after the payment of such dividend, the capital stock of the Bank will not be impaired and either the Bank will have a statutory surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce the statutory surplus of the Bank. The Bank has designated a capital surplus of $2.0 million, which is not available for the payment of dividends.
       During the years ended December 31, 1997, 1996 and 1995, the Board of Directors of the Corporation declared cash dividends totaling $1,123,000, $893,000 and $790,000, respectively.


NOTE 18 -- CAPITAL REQUIREMENTS
       The Federal Reserve Board in the case of bank holding companies such as the Corporation, and the FDIC in the case of state banks such as the Bank, have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier 1 capital).
       In addition, the Federal Reserve Board and the FDIC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.
       Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier 1 capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.00%.

Notes continued                              Raritan Bancorp Inc. and Subsidiary


       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.
       Management believes that, as of December 31, 1997, the Corporation and the Bank meet all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification characterized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Corporation's or Bank's capital classification.

The following is a summary of the Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 compared to the regulatory authorities' minimum capital adequacy requirements and requirements for classification as a well capitalized institution:

                                                                     Regulatory Requirements
                                     ----------------------------------------------------------------------------------
                                                                          Minimum            For Classification
                                                 Actual              Capital Adequacy        As Well Capitalized
                                     ----------------------------------------------------------------------------------
                                          Amount       Ratio        Amount       Ratio       Amount      Ratio
- -----------------------------------------------------------------------------------------------------------------------
The Corporation:
December 31, 1997
Leverage (Tier 1) capital                $29,657      7.330%       $16,184       4.00%      $20,230      5.00%
Risk-based capital:
Tier 1                                    29,657     12.255          9,680       4.00        14,520      6.00
Total                                     32,685     13.507         19,359       8.00        24,199     10.00

December 31, 1996
Leverage (Tier 1) capital                 26,767       7.440        14,391       4.00        17,989      5.00
Risk-based capital:
Tier 1                                    26,767      12.834         8,343       4.00        12,514      6.00
Total                                     29,378      14.086        16,685       8.00        20,856     10.00

The Bank:
December 31, 1997
Leverage (Tier 1) capital                 29,605       7.319        16,180       4.00        20,225      5.00
Risk-based capital:
Tier 1                                    29,605      12.235         9,679       4.00        14,519      6.00
Total                                     32,633      13.486        19,358       8.00        24,198     10.00

December 31, 1996
Leverage (Tier 1) capital                 26,764       7.440        14,389       4.00        17,987      5.00
Risk-based capital:
Tier 1                                    26,764      12.833         8,342       4.00        12,513      6.00
Total                                     29,375      14.085        16,684       8.00        20,855     10.00
- -----------------------------------------------------------------------------------------------------------------------

Notes continued                              Raritan Bancorp Inc. and Subsidiary

NOTE 19 -- RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND ("SAIF")

       On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF insured deposits, including approximately $83.0 million in "Oakar" and "Sasser" deposits held by the Bank, to recapitalize the SAIF and spread the obligations for payment of Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The FDIC special assessment being levied amount to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank recorded a charge of $436,000 before tax-effect, as a result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF member institutions had been paying for deposit insurance premiums.


NOTE 20 -- ACQUISITION AND MERGER OF MANVILLE SAVINGS BANK, SLA

       Effective August 1, 1996, the Manville Savings Bank, SLA was merged with, and into, the Bank pursuant to a merger agreement. As part of the merger, 186,894 (as adjusted for the three-for-two stock split paid in the form of a stock dividend on July 1, 1997), common shares of the Corporation were issued. Proceeds from the issuance of these shares totaled $2.0 million. The transaction was accounted for using the purchase method of accounting. Negative goodwill totaling $746,000 was recorded and is being accreted to income over a period of five years using the straight-line method. Net loans and deposits acquired totaled $11.9 million and $12.5 million; respectively. The acquisition had an immaterial impact on the Corporation's results of operations.


NOTE 21 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       Statement of Financial Accounting Standards No. 130. "Reporting Comprehensive Income" ("Statement 130") was issued in June, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under Statement 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available-for-sale. Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement.

       Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") was issued June, 1997. Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997.


NOTE 22 -- RARITAN BANCORP INC. (PARENT COMPANY ONLY)

       Raritan Bancorp Inc. operates a wholly-owned subsidiary, The Raritan Savings Bank. The earnings of the Bank are recognized by the Corporation using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Corporation's investment and any dividends are recorded as dividend income from the Bank. For purposes of reporting cash flows, cash includes cash due from bank. Condensed financial statements of the Parent Company only follow:

Raritan Bancorp Inc.
Parent Company Only
CONDENSED FINANCIAL STATEMENTS



CONDENSED BALANCE SHEETS                                                                                 December 31,
                                                                                                ---------------------------
(In thousands)                                                                                        1997            1996
- ---------------------------------------------------------------------------------------------------------------------------
Assets:
     Cash                                                                                          $    38         $    14
     Investment in subsidiary Bank                                                                  30,823          28,265
     Other assets                                                                                       23               1
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $30,884         $28,280
===========================================================================================================================
Liabilities and Shareholders' Equity:
     Accrued expenses                                                                              $    10         $    12
     Shareholders' equity                                                                           30,874          28,268
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $30,884         $ 28,280
===========================================================================================================================

CONDENSED STATEMENTS OF INCOME
                                                                                             Year ended December 31,
                                                                             ----------------------------------------------
(In thousands)                                                                       1997             1996            1995
- ---------------------------------------------------------------------------------------------------------------------------
Income:
     Dividend income                                                               $1,610           $2,485          $1,480
Expenses                                                                               65               16              16
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                    1,545            2,469           1,464
Income tax benefit                                                                    (22)              (5)             (5)
- ---------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
     earnings of subsidiary                                                         1,567            2,474           1,469
Equity in undistributed earnings of subsidiary                                      2,341              634           1,203
- ---------------------------------------------------------------------------------------------------------------------------
Net income                                                                         $3,908           $3,108          $2,672
===========================================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS
                                                                                           Year ended December 31,
                                                                              ---------------------------------------------
(In thousands)                                                                       1997             1996            1995
- ---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
     Dividends received from the Bank                                             $ 1,610          $ 2,485         $ 1,480
     Expenses paid by cash                                                            (22)             (16)            (15)
     Income taxes reimbursed by Bank                                                    7                6               4
- ---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           1,595            2,475           1,469
- ---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
     Additional investment in subsidiary                                               --           (1,339)             --
- ---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                  --           (1,339)             --
- ---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
     Issuance of common stock                                                         613            2,027             150
     Treasury stock acquired at cost                                               (1,061)          (2,300)           (827)
     Dividends paid                                                                (1,123)            (893)           (790)
- ---------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                              (1,571)          (1,166)         (1,467)
- ---------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                   24              (30)              2
Cash at beginning of year                                                              14               44              42
- ---------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                               $    38          $    14         $    44
===========================================================================================================================

A  reconciliation  of net income to net cash  provided by  operating  activities follows:
                                                                                           Year ended December 31,
                                                                               --------------------------------------------
(In thousands)                                                                       1997             1996            1995
- ---------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $ 3,908           $3,108         $ 2,672
Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
     Decrease in accrued expenses                                                      (2)              (1)             (1)
     Decrease in income taxes receivable                                               30                2               1
     Equity in undistributed earnings of subsidiary                                (2,341)            (634)         (1,203)
- ---------------------------------------------------------------------------------------------------------------------------
     Total adjustments                                                             (2,313)            (633)         (1,203)
- ---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         $ 1,595           $2,475         $ 1,469
===========================================================================================================================

Independent auditors' report



To the Board of Directors and Shareholders
Raritan Bancorp Inc.

We have audited the consolidated balance sheets of Raritan Bancorp Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raritan Bancorp Inc. and subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


    /s/ KPMG Peat Marwick LLP

       Short Hills, New Jersey
       January 16, 1998